Exhibit 21.1

                              List of Subsidiaries

SureWest Telephone
SureWest Broadband
SureWest Directories
SureWest Long Distance
SureWest Wireless
SureWest Internet
SureWest Custom Data Services
SureWest TeleVideo
SureWest TeleVideo of Roseville